EXHIBIT 99.1

VGambling Announces Appointment of e-Sports Industry Leader

Chul Woong (Alex) Lim as Director

St. Johns, Antigua - (January 30, 2015) - VGambling Inc. (OTC:GMBL or the "Company"), a next generation Internet gambling company licensed in Canada and Antigua, announced today that it has appointed Mr. Chul Woong (Alex) Lim as Director of the Company. Mr. Alex Lim, B.Sc., M.A., is an Asian e-Sports industry expert.

Since 2010, Mr. Lim has been Secretary General of the International e-Sports Federation (IeSF) based in Seoul, South Korea where he is responsible for relations with 47 national federations, international sports authorities, and global partners, in addition to organizing and operating the World Championship and other international level e-Sports tournaments. Founded in 2008, the IeSF is a global organisation based in South Korea with a mission is to promote electronic sports as true sports, and become the global body in charge of maintaining, promoting and supporting it. For more information about the IeFS, please see www.ie-sf.com.

From early 2010 to late 2010, Mr. Lim was Deputy Manager of Sports Marketing Team with FIRSONS Inc., a Seoul, South Korea based sports events marketing firm. From early 2007 to late 2007, Mr. Lim was International Coordinator of World Taekwondo Academy at the World Taekwondo Headquarter (KUKKIWON) in Seoul, South Korea. From 2005 to 2006, Mr. Lim was a Researcher with FITEX Inc., an adventure leisure sports company based in Seoul, South Korea. Mr. Lim holds a Bachelor of Science degree from the Seoul National University and a Master of Arts degree from the University of Northern Iowa.

Mr. Grant Johnson, VGambling CEO stated, “We are very excited to have a recognized e-Sports industry leader like Alex join our Board of Directors. Alex’s in-depth e-Sports industry knowledge and relationships will be of great value to VGambling as we move forward to the launch of our global e-Sports wagering platform.”

Mr. Alex Lim stated, “I am honored to join the Board of Directors of VGambling. During the time I was an Advisor to the Company, I confirmed that I share VGambling’s vision for the future of the e-Sports industry and VGambling, and I look forward to continuing to contribute to the Company’s long term success.”

About VGambling Inc.

VGambling Inc. is a next generation Internet gambling company licensed in Canada and Antigua. VGambling intends to offer users from around the world the ability to play and wager on multi-player video games and e-Sports events for real money in our licensed and secure environment. VGambling has recently been issued a Client Provider Authorization Permit to conduct real money interactive gaming on a global basis from bases in Canada and Antigua by the Kahnawake Gaming Commission. VGambling has entered into a Betting Gaming Platform Software Agreement with Swiss Interactive Software GmbH to provide wagering platform software. VGambling has an agreement with CAMS, LLC to provide global electronic payment and risk management solutions. VGambling is led by a team of industry and technical experts from the Internet gambling and video game industries, e-Sports, marketing, legal and financial professionals. VGambling maintains offices in St. Johns, Antigua and Barbuda, West Indies. VGambling is currently developing the play for free website www.vgambling.net and the real money wagering website www.vgambling.bet. VGambling’s common stock is listed under the symbol GMBL.

Contact: Grant Johnson, Chief Executive Officer at 1-905-580-2978 or grant@vgambling.net